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                                                                    EXHIBIT 99.1


              ATS MEDICAL COMPLETES ACQUISITION OF 3F THERAPEUTICS
                ACQUISITION MARKS ENTRY INTO TISSUE VALVE MARKET

MINNEAPOLIS, Oct. 2 /PRNewswire-FirstCall/ -- ATS Medical, Inc. (Nasdaq: ATSI) -- today announced the completion of its acquisition of 3F Therapeutics, a privately-held company focused on developing and commercializing its fundamentally unique tissue heart valve products.


(Logo: http://www.newscom.com/cgi-bin/prnh/20040202/ATSILOGO )


"We are pleased to announce the successful completion of the acquisition of 3F Therapeutics," said Michael Dale, Chairman, President and CEO of ATS Medical. "We believe we are now well positioned to enter the tissue heart valve market with products that are differentiated from those that are currently available and that will offer outstanding benefits to surgeons and their patients."


About ATS Medical


ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 130,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus(TM) annuloplasty products for heart valve repair, SurgiFrost(R) and FrostByte(TM) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com .


About 3F Therapeutics


3F Therapeutics was founded in 1998 with a focus similar to that of ATS Medical, on serving the needs of the cardiac surgeon. 3F Therapeutics' fundamentally unique heart valve product design concepts are intended to improve on the performance of existing heart valves by mimicking natural valves. With the belief that there is not a single solution for each heart valve implant, 3F Therapeutics has worked toward offering cardiac surgeons several biological tissue heart valve options from which to choose. Its first product, the 3F Aortic Bioprosthesis(TM), has been commercially released in Europe and the U.S. FDA submission process is underway. 3F Therapeutics was acquired by ATS Medical on September 29, 2006.


SOURCE ATS Medical, Inc.
10/02/2006


CONTACT: Michael Dale, President and CEO of ATS Medical, Inc., +1-763-553-7736; or Investors, Jennifer Beugelmans, +1-646-277-8704, or Doug Sherk, +1-415-896-6820, or Media, Steve DiMattia, +1-646-277-8706, all for ATS Medical, Inc.

2691 10/02/2006 08:25 EDT http://www.prnewswire.com